Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

HOUSTON, November 25, 2008— Dril-Quip, Inc. (NYSE: DRQ) announced today that its Board of Directors has adopted a Stockholder Rights Plan (the “Rights Plan”) designed to protect the Company’s stockholders from coercive or unfair takeover techniques. Terms of the Rights Plan provide for a dividend distribution of one right (a “Right”) for each outstanding share of common stock to holders of record at the close of business on December 5, 2008. The Rights Plan would be triggered if an acquiring party accumulates 15 percent or more of the Company’s common stock and would entitle holders of the Rights to purchase either shares of the Company’s stock or shares in an acquiring entity at half of market value. The Company would generally be entitled to redeem the Rights at $0.01 per Right at any time until the tenth day following the time the Rights become exercisable. The Rights will expire on November 24, 2018.

Commenting on the Rights Plan, the Company’s Co-Chief Executive Officers said, “The Rights Plan has been adopted because of stock market instability and not in response to any current accumulation of shares or takeover situation. The Plan is intended only as a general deterrent to potentially unfair or coercive takeover practices that could be employed. In light of the current circumstances in the financial and securities markets, we believe the Stockholder Rights Plan represents a sound and reasonable means of safeguarding the interests of the Company’s stockholders. The Stockholder Rights Plan we have adopted is similar to plans that have been adopted by more than 1,800 other publicly traded companies.”

The Company plans to outline the specific details of the new Rights Plan in a current report to be filed on Form 8-K with the Securities and Exchange Commission.

About the Company

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Cautionary Statement

This press release includes forward-looking statements, which are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. Forward-looking statements in this press release relate to, among other things, the following: the distribution, exercisability and trading of the Rights, the effects of the Rights Plan, the redemption of the Rights, the expiration of the Rights Plan, and any other statements that are not historical facts. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.